EXHIBIT 99.2

STOCK OWNERSHIP GUIDELINES FOR NON-EXECUTIVE BOARD MEMBERS

OF FREIGHTCAR AMERICA, INC.

1.	Ownership Requirements. The Board of Directors expects that each Non-Executive Director will maintain Company stock holdings at least equal to the aggregate number of shares (including options or shares granted but not vested) that the Company has awarded to the Non-Executive Director during the three year period ending on any given date of determination. The Director may reduce the amount of stock holdings by the number of shares the Director has applied directly to the payments of taxes on such awards (e.g., in a “withhold to cover” transaction).

2.	Included Holdings. Company stock holdings that count towards meeting ownership requirements include:

(a)	Shares owned outright or in trust.

(b)	Stock Options, Restricted Stock or Restricted Stock Units, including options or shares granted but not vested.

3.	Transition Rules. Existing Non-Executive Directors will have three years from December 1, 2006 to satisfy the Guidelines. Non-Executive Directors will have three years to satisfy the guidelines after becoming a Director. The Nominating and Governance Committee will review each Director’s compliance with the Ownership Requirements annually. The Nominating and Governance Committee has the authority to review and alter the provisions of this Program as it deems appropriate.

4.	Enforcement Provisions. If a Director consistently fails to comply with the Ownership Requirements, the Compensation Committee will take such actions as it deems appropriate, including, but not limited to allocating an additional amount of the Director’s annual compensation to the purchase of stock in accordance with the Program or reducing future equity compensation awards.